Exhibit 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is entered into by and between, Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (“Seller”), and Renaissance Offshore, LLC a Delaware limited liability company (“Buyer”), effective as of the 22nd day of March, 2013.

RECITALS:

WHEREAS, Seller and Buyer have heretofore entered into that certain Purchase and Sale Agreement dated March 1, 2013 (the “Purchase and Sale Agreement”), wherein Seller agreed to sell, and Buyer agreed to buy, certain oil and gas leasehold and mineral interests and other related property, all as more fully described therein; and

WHEREAS, Seller and Buyer now desire to amend the Purchase and Sale Agreement in certain respects and to correct certain errors and omissions originally set forth in the Purchase and Sale Agreement; and

NOW THEREFORE, in consideration of the foregoing and the benefits to be derived from the mutual observance of the terms and conditions set forth below, the Parties do hereby and by these presents hereto agree as follows:

1.	The Purchase and Sale Agreement is hereby amended in the following respects:

(a)	Schedule 1.2(d) originally attached to the Purchase and Sale Agreement is hereby replaced in its entirety with Schedule 1.2(d) attached hereto as Attachment “A”.

(b)	Schedule 5.13 originally attached to the Purchase and Sale Agreement is hereby replaced in its entirety with Schedule 5.13 attached hereto as Attachment “B”.

(c)	Schedule 7.6 originally attached to the Purchase and Sale Agreement is hereby replaced in its entirety with Schedule 7.6 attached hereto as Attachment “C”.

(d)	Exhibit G originally attached to the Purchase and Sale Agreement is hereby replaced in its entirety with Exhibit G attached hereto as Attachment “D”.

(e)	The Purchase Price specified in Section 2.1 of the Purchase and Sale Agreement is reduced from $55,000,000.00 to $52,500,000.00.

(f)	The “Title Claim Date” specified in Section 3.4 of the Purchase and Sale Agreement is changed from “on or before seven (7) days prior to the Closing Date” to “on or before March 21, 2013”.

(g)	The “Environmental Claim Date” specified in Section 4.3 of the Purchase and Sale Agreement is changed from “on or prior to seven (7) days before the Closing Date” to “on or prior to March 21, 2013”.

(h)	Notwithstanding any Title Defect Notice delivered by Purchaser to Seller pursuant to Section 3.4(a) of the Purchase and Sale Agreement, on or before the Title Claim Date, in consideration of the reduced Purchase Price, as specified above, Purchaser waives any right to a further reduction of the Purchase Price pursuant to the Title Defect Notice. As a result of Purchaser’s waiver with regard to the Title Defect Notice, the time periods specified in Section 3.4 with regard to Title Defects are no longer applicable.

(i)	Section 9.1(a) is revised to reflect that Closing shall take place at 1:30 p.m., local time, on or before March 26, 2013, in lieu of the time and date originally set forth in said Section 9.1(a).

(j)	Section 9.4(a) is revised to reflect that the Preliminary Closing Statement shall be prepared and delivered by Seller to Purchaser not later than one (1) day prior to the Closing Date.

(k)	The definition of “Excluded Contracts’ as set forth in the Purchase and Sale Agreement is revised to provide as follows: “ ‘Excluded Contracts’ means those contracts described on Schedule 1.3(h).”

(l)	The language, “there shall be no upward adjustment of the Purchase Price with respect to any Property Costs or other costs incurred by Seller after the Effective Time in order to remedy any violation of laws, including any Environmental Laws, or associated with any activities to respond to incidents of non-compliance”, as set forth in Section 2.3(f) of the Purchase and Sale Agreement is revised to read as follows, “there shall be no upward adjustment of the Purchase Price with respect to any Property Costs or other costs incurred by Seller after the Effective Time in order to remedy any violation of Laws, including any Environmental Laws, or associated with any activities to respond to incidents of non-compliance to the extent any such violation or incident occurred prior to the Closing; provided, however the Purchase Price shall be reduced with respect to any Property Costs or other costs incurred by Purchaser in order to address and remedy any incidents of non-compliance pertaining to the Assets that occurred between the Effective Date and Closing, to the extent not properly or completely remedied by Seller prior to Closing.”.

2.	Purchase and Sale Agreement remains in effect. Except as modified by this Amendment, the Purchase and Sale Agreement remains in full force and effect as originally executed.

3.	Defined Terms. Terms not otherwise defined herein shall have the meaning given such terms in the Purchase and Sale Agreement.

4.	Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

5.	Headings. The headings in this Amendment are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Amendment or any provision hereof.

6.	Multiple Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which will constitute but one instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written by the Parties or the authorized representative of the Parties.

SELLER:

Black Elk Energy Offshore Operations, LLC

By:	/s/ J. D. Matthews
J. D. Matthews
Vice President – Land

BUYER:

RENAISSANCE OFFSHORE, LLC

By:	/s/ Jeffrey R. Soine
Jeffrey R. Soine
Chief Executive Officer